Exhibit 99.1

Fred’s Pharmacy Appoints Jason Jenne Chief Financial Officer

Brings to the Role More than Two Decades of Financial, Operating and Business Management Expertise

Will Support Fred’s Pharmacy’s Healthcare Transformation

MEMPHIS, Tenn.--(BUSINESS WIRE)--July 19, 2017--Fred’s, Inc. (“Fred’s Pharmacy” or the “Company”) (NASDAQ:FRED) today announced the appointment of Jason Jenne as Executive Vice President and Chief Financial Officer. Mr. Jenne succeeds Rick Hans, who is stepping down from the Company to pursue other opportunities. Mr. Hans will remain in an advisory capacity until August 18, 2017 and will work closely with Mr. Jenne to ensure a smooth transition. These changes are effective as of today.

Mr. Jenne joined Fred’s Pharmacy in September 2016 as Senior Vice President, Finance. He is a Certified Public Accountant with more than 25 years of operations and finance experience and has held numerous executive leadership roles, most recently serving as President and CEO of True Temper Sports, the leading manufacturer of golf shafts in the world. He also served as True Temper Sports’ Chief Financial Officer and Chief Operating Officer.

In addition to leading financial and risk management across the Company, Mr. Jenne will be responsible for ensuring that the finance organization enables Fred’s Pharmacy to successfully execute its healthcare transformation and capitalize on the significant market opportunities ahead. These responsibilities include oversight of cash flow, SG&A management and capital allocation strategy. In addition to his financial and operational acumen, Mr. Jenne has demonstrated a unique ability to navigate a complex and competitive business environment, as well as manage a transformation within the constantly evolving retail and healthcare industries.

“Jason’s leadership experience and in-depth knowledge of finance and operations ideally qualify him to be the next Chief Financial Officer of Fred’s Pharmacy,” said Michael K. Bloom, Chief Executive Officer. “Jason is an integral member of our leadership team and over the past year he and I have worked closely together as we navigated the proposed Rite Aid transaction, implemented a new healthcare strategy and pursued additional growth opportunities for Fred’s Pharmacy. As we execute our plan, Jason’s strategic insight and financial expertise will be invaluable in our ongoing efforts to improve performance and create shareholder value.”

“I am excited to have the opportunity to lead Fred’s Pharmacy’s financial team at this important stage in the Company's transformation,” said Mr. Jenne. “Fred’s is a company with significant growth potential and a strong team in place to drive shareholder value. I look forward to continuing to work closely with Mike and the rest of the senior leadership to accelerate the execution of the Company’s business plan.”

Mr. Bloom continued, “I want to thank Rick for his contributions to Fred’s Pharmacy and for his commitment to facilitating a seamless transition. We wish him all the best in his future endeavors.”

About Jason Jenne

Prior to joining Fred’s Pharmacy, Mr. Jenne was Chief Executive Officer and President of True Temper Sports, Inc. from 2014 to 2016. Previously, Mr. Jenne held a variety of other leadership and financial roles during his 18 year tenure at True Temper Sports, Inc., including serving as the company’s Chief Financial Officer beginning in 2005 and in a dual role as Chief Financial & Operating Officer beginning in 2013. Prior to True Temper Sports, Inc., Mr. Jenne served in various managerial finance capacities during a number of years at Emerson Electric. Mr. Jenne started his career in public accounting at Scheffel Boyle. Mr. Jenne is a Certified Public Accountant, and holds a Bachelor’s degree in accounting and finance from Southern Illinois University, Carbondale.

About Fred’s Pharmacy

Tracing its history back to an original store in Coldwater, Mississippi, opened in 1947, today Fred’s Pharmacy is headquartered in Memphis, Tennessee, and operates 601 pharmacy and general merchandise stores, including 14 franchised Fred’s Pharmacy locations, and three specialty pharmacy-only locations. With a unique store format and strategy that combines the best elements of a healthcare-focused drug store with a value-focused retailer, Fred’s Pharmacy stores offer more than 12,000 frequently purchased items that address the healthcare and everyday needs of its customers and patients. This includes nationally recognized brands, proprietary Fred’s Pharmacy label products, and a full range of value-priced selections. The Company has two distribution centers, one in Memphis, Tennessee, and Dublin, Georgia.

For more information about the Company, visit Fred’s website at www.fredsinc.com.

CONTACT:
Fred’s Pharmacy
Joele Frank, Wilkinson Brimmer Katcher
Ed Trissel / Dan Moore, 212-355-4449